Exhibit 11.01

Statements of Computation of Basic and Diluted Net Loss Per Share
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005
Net loss applicable to common stockholders from continuing operations	$(4,867)	$(3,489)
Net loss applicable to common stockholders from discontinued operations	$—	$(13)

Net loss applicable to common stockholders:	$(4,867)	$(3,502)

Weighted average shares of common stock
outstanding	233,620,817	233,620,150

Weighted average shares used in computing basic and diluted net loss per share from continuing and discontinued operations	233,620,817	233,620,150

Net loss per share, basic and diluted from continuing operations	$(0.02)	$(0.01)

Net loss per share, basic and diluted from discontinued operations	$—	nil

Net loss per share, basic and diluted	$(0.02)	$(0.01)

THIS EXHIBIT CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM DSL.NET, INC.’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH REPORT.